United Security Bancshares - Earnings Increase by 39.3% - First Half 2005

FRESNO, CA -- 07/15/2005 -- Dennis R. Woods, President and Chief Executive Officer of United Security Bancshares http://www.unitedsecuritybank.com/ (NASDAQ: UBFO) reported today the results of operations for the 2nd quarter of 2005. Return on average equity for the 2nd quarter was 18.7% and the return on average assets was 1.69%. Net income was $2,589,000, as compared with $2,072,000 in 2004, an increase of 24.9%. Net income was $5,253,000 for the six months ended June 30, 2005 as compared with $3,770,000 in 2004, an increase of 39.3%.

Basic earnings per share for the 2nd quarter were $0.46 compared with $0.37 for 2004, a 24.3% increase. Diluted earnings per share for the quarter were $0.45 compared with $0.37 a year ago. Year-to-date basic earnings per share for 2005 were $0.92 compared with $0.68 in 2004, a 35.3% increase. Year-to-date diluted earning per share for 2005 were $0.92 compared with $0.67 in 2004, a 37.3% increase.

Woods added, "I am very pleased with the earnings, up $1,483,000 year-to-date. We continue to project a record year for earnings."

Return on average equity for the 2nd quarter was 18.7% and the return on average assets was 1.69%. For the same period in 2004, ROAE was 16.8% and ROAA was 1.52%. For the six months just ended, return on average equity was 19.25% and the return on average assets was 1.73%. For the six month period in 2004, ROAE was 15.9% and ROAA was 1.45%. These key performance ratios demonstrate the banks' consistent ability to build shareholder value.

The 67th consecutive quarterly cash dividend of $0.18 per share, up from $0.16 for a 12.5% increase from a year ago, was declared on June 28, 2005 to be paid on July 20, 2005, to shareholders of record on July 8, 2005.

Shareholders' equity ended the quarter at $56,151,000, an increase of 11.5% over June 30, 2004. Dividends of $3.8 million were paid out of shareholders' equity to shareholders during the past 12 months. During the last 12 months $712,977 from shareholders' equity was used to purchase and retire Company stock. The average price paid per share was $23.13 and the number of shares purchased and retired was 30,819 shares. During the second quarter 2005, 6,044 shares were repurchased at an average price of $24.97.

Net interest income for the 2nd quarter 2005 was $7.1 million, up $1.1 million from 2004 for an increase of 18.5%. The net interest margin increased from 4.86% in 2004 to 5.25% in the 2nd quarter of 2005. For the six months of each year, the net interest margin was 5.31% in 2005 and 4.69% in 2004. The increase is primarily attributable to growth in average earning assets and rising interest rates. Average earning assets increased by $35 million over the past 12 months, averaging $544,398,000 in the second quarter of 2005 versus $508,976,000 for same period in 2004.

Noninterest income for the 2nd quarter of 2005 was $1,713,000, up from $1,210,000 in 2004 for an increase of $503,000 or 41.5%. The increase in part resulted from a gain of $294,000 from the sale of other real estate owned. Noninterest income for the six month periods were $3,010,000 for 2005 and $2,314,000 for 2004, up $695,000 or 30.0%.

Second quarter operating expenses for the three months ended June 30 were $4,514,000 for 2005 and $3,536,000 for 2004, an increase of $978,000 or 27.7%. The primary reason for the increase was a $662,000 write-down on an investment in a title company owned by the Company. For more information on the transaction see our Quarterly Report Form 10-Q under Notes to Consolidated Financial Statements - 5. Investment in Title Company. Noninterest expense for the six month periods were $8,530,000 in 2005 and $6,737,000 in 2004 for an increase of $1,792,000 or 26.6%. In addition to the write-down, other primary factors contributing to the rise were salaries and other employee benefits. The efficiency ratio improved to 49.3% for 2005 from 50.1% in 2004.

The provision for loan loss was $498,000 for the first half of 2005 and $640,000 for same period in 2004. The banks model used to determine the adequacy of the allowance for loan losses is the primary factor for establishing the amount of the provision for loan losses and is considered adequate.

Net charge-offs were $114,000 for the second quarter of 2005 and ($29,000) for the same period in 2004.

Other real estate owned was $45,000 at the end of the second quarter 2005 and $2,503,000 for the same period in 2004.

Nonperforming assets were 3.54% of total assets on June 30, 2005 and 3.16% at June 30, 2004. Nonperforming assets totaled $22,077,000 on June 30, 2005 and $17,771,000 on June 30, 2004.

United Security Bancshares is a $620+ million bank holding company. United Security Bank, its principal subsidiary is a state chartered bank and member of the Federal Reserve Bank of San Francisco.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements about the company for which the company claims the protection of the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the company's possible or assumed future financial condition, and its results of operations, business and earnings outlook. These forward-looking statements are subject to risks and uncertainties. A number of factors, some of which are beyond the company's ability to control or predict, could cause future results to differ materially from those contemplated by such forward-looking statements. These factors include (1) changes in interest rates, (2) significant changes in banking laws or regulations, (3) increased competition in the company's market, (4) other-than-expected credit losses, (5) earthquake or other natural disasters impacting the condition of real estate collateral, (6) the effect of acquisitions and integration of acquired businesses, (7) the impact of proposed and/or recently adopted changes in regulatory, judicial, or legislative tax treatment of business transactions, particularly recently enacted California tax legislation and the subsequent Dec. 31, 2003, announcement by the Franchise Tax Board regarding the taxation of REITs and Riches; and (8) unknown economic impacts caused by the State of California's budget issues. Management cannot predict at this time the severity or duration of the effects of the recent business slowdown on our specific business activities and profitability. Weaker or a further decline in capital and consumer spending, and related recessionary trends could adversely affect our performance in a number of ways including decreased demand for our products and services and increased credit losses. Likewise, changes in deposit interest rates, among other things, could slow the rate of growth or put pressure on current deposit levels. Forward-looking statements speak only as of the date they are made, and the company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the statements are made, or to update earnings guidance including the factors that influence earnings.

For a more complete discussion of these risks and uncertainties, see the company's Quarterly Report on Form 10-K and Form 10-Q for the year ended December 31, 2004, or the quarter ended March 31, 2005 and particularly the section of Management's Discussion and Analysis.

United Security Bancshares
Consolidated Balance Sheets
(unaudited)
(Dollars in thousands)
                                                    June 30      June 30
                                                      2005         2004
                                                   --------     --------
Cash & noninterest-bearing deposits in
 other banks                                       $ 28,505     $ 24,170
Interest-bearing deposits in other banks              7,540        8,113
Federal funds sold                                   28,210       22,455
Investment securities AFS                           112,147       94,889
Loans, net of unearned fees                         408,203      383,518
  Less: allowance for loan losses                    (7,503)      (6,954)
                                                   --------     --------
Loans, net                                          400,700      376,564
Premises and equipment, net                           8,213        7,286
Intangible assets                                     3,820        4,354
Other assets                                         33,899       24,331
                                                   --------     --------
TOTAL ASSETS                                       $623,033     $562,162
                                                   ========     ========
Deposits:
  Noninterest-bearing demand & NOW                 $190,312     $160,734
  Savings                                            34,974       31,121
  Time                                              319,971      298,589
                                                   --------     --------
Total deposits                                      545,257      490,445

Borrowed funds                                            0          194
Other liabilities                                     6,161        5,702
Junior subordinated debentures                       15,464       15,464
                                                   --------     --------
TOTAL LIABILITIES                                  $566,882     $511,805

Shareholders' equity:
  Common shares outstanding:
  5,684,596 at June 30, 2005
  5,701,355 at June 30, 2004                        $22,235      $22,835
Retained earnings                                    35,086       29,065
Unallocated ESOP shares                                   0         (162)
Other comprehensive income (loss)                    (1,169)      (1,379)
                                                   --------     --------
Total shareholders' equity                          $56,151      $50,357
TOTAL LIABILITIES &
SHAREHOLDERS' EQUITY                               $623,033     $562,162
                                                   ========     ========

United Security Bancshares
Consolidated Statements of Income
(dollars in 000's, except per
 share amounts)
(unaudited)                          Three     Three     Six       Six
                                     Months    Months    Months    Months
                                     Ending    Ending    Ending    Ending
                                     Jun 30    Jun 30    Jun 30    Jun 30
                                      2005      2004      2005      2004
                                  --------- --------- --------- ---------
Interest income                      $9,430    $7,574   $18,566   $14,140
Interest expense                      2,303     1,558     4,260     3,009
                                  --------- --------- --------- ---------
Net interest income                   7,126     6,016    14,306    11,130
Provision for loan losses               247       397       498       640
Other income                          1,713     1,210     3,010     2,314
Other expenses                        4,514     3,536     8,530     6,737
                                  --------- --------- --------- ---------
Income before income taxes            4,079     3,293     8,288     6,067
Provision for income taxes            1,490     1,221     3,035     2,297
                                  --------- --------- --------- ---------
NET INCOME                           $2,589    $2,072   $ 5,253   $ 3,770

United Security Bancshares
Selected Financial Data
(dollars in 000's except per
 share amounts)
                                     Three     Three     Six       Six
                                     Months    Months    Months    Months
                                     Ended     Ended     Ended     Ended
                                   06/30/05  06/30/04   06/30/05  06/30/04
                                  --------- --------- --------- ---------
Basic Earnings Per Share             $ 0.46    $ 0.37   $  0.92     $0.68
Diluted Earning Per Share            $ 0.45    $ 0.37   $  0.92     $0.67

Annualized Return on:
Average Assets                         1.69%     1.52%     1.73%     1.45%
Average Equity                        18.67%    16.76%    19.25%    15.93%
Net Interest Margin                    5.25%     4.86%     5.31%     4.69%

Net Charge-offs  to Average Loans      0.03%    -0.01%     0.06%     0.09%

                                  06/30/05   06/30/04
                                  --------- ---------
Book Value Per Share                 $ 9.88    $ 8.83
Tangible Book Value Per Share        $ 9.21    $ 8.09
Efficiency Ratio                      49.26%    50.11%
Non Performing Assets to
 Total Assets                          3.54%     3.16%
Allowance for Loan Losses
 to Total Loans                        1.84%     1.81%
Shares Outstanding -
 period end                       5,684,596 5,701,355
Basic Shares  -
 average weighted                 5,685,425 5,576,553
Diluted Shares -
 average weighted                 5,721,970 5,616,520

Contact:
Dennis R. Woods
559-248-4928